                                                                    EXHIBIT 10.9


                        CONFIDENTIAL TREATMENT REQUESTED
           CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED
              AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.


                         WINE DISTRIBUTORSHIP AGREEMENT


          THIS AGREEMENT (the "Agreement") is made and entered into effective as of the 1st day of October, 1996, by and between Beringer Wine Estates Company (formerly known as Wine World Estates Company), a Delaware corporation ("BWE"), and Southern Wine & Spirits of America, Inc., a Florida corporation ("Distributor").

          WHEREAS, BWE and Distributor entered into a letter agreement dated August 2, 1996 (the "Letter Agreement") in which the parties agreed that BWE and Distributor would enter into a distribution agreement embodying the terms and conditions set forth in the Letter Agreement;

          WHEREAS, pursuant to the terms of the Letter Agreement, the parties desire to enter into this Wine Distributorship Agreement for the appointment of Distributor as a wholesale distributor of certain of BWE's brands of wine.

          WHEREAS, as of the effective date hereof, this Agreement shall replace, in its entirety, 1. the Letter Agreement between BWE and Distributor, and 2. the distribution agreement dated as of June 1, 1993 previously in effect between BWE and Distributor covering sales of BWE products in Northern California.

          NOW, THEREFORE, for and in consideration of the mutual promises contained herein, BWE and Distributor agree as follows:

          I.  Appointment as Distributor.
              --------------------------

          A. BWE appoints Distributor as a wholesale distributor for the sale of the brands of wine set forth on Exhibit A attached hereto and incorporated herein (the "Brands") in the areas described in Exhibit B attached hereto and incorporated herein (the "Territory"). Distributor agrees not to distribute the Brands outside the Territory.

          B. Distributor shall be the sole and exclusive wholesale distributor of the Brands in the Territory; provided, however, that Distributor shall serve as the non-exclusive distributor in those portions of the Territory set forth on Exhibit C hereto currently serviced by Gillespie Distributing Company, Inc. ("Gillespie") until May 31, 1997 or the earlier termination of the existing distribution agreement between BWE and Gillespie.

          C. Distributor shall not enter any arrangements under which another person shall purchase the Brands from Distributor and market and distribute such Brands within the Territory without the prior written consent of BWE and then only in accordance with the provisions of this Agreement (any such approved person is hereinafter referred to as a "Subdistributor"). In addition, Distributor agrees as follows:

          1. Distributor shall be responsible for strictly and vigorously monitoring and regulating the conduct of the business of each Subdistributor. All of the terms, conditions and provisions of this Agreement must be strictly adhered to by each such Subdistributor. In that connection, Distributor agrees to enter into an agreement with each Subdistributor, in which, inter alia, such Subdistributor shall agree to be bound by the terms, conditions and provisions of this Agreement, a. BWE shall have the right to instruct Distributor to terminate the rights of such Subdistributor to sell any Brands, and b. for purposes of determining the Distributor's compliance with this Agreement, Subdistributor's actions shall in all events be deemed to be the actions of the Distributor. Upon request by Distributor, a sample form of subdistributorship agreement may be supplied by BWE.

          2. Notwithstanding the provisions of this paragraph 1(C.), nothing herein contained shall be construed to constitute authorization for subdistribution except as otherwise provided in accordance with the terms of this Agreement. In the event that this Agreement is terminated for any reason, all Subdistributors designated by the Distributor shall be deemed terminated concurrently therewith, such Subdistributors shall have no recourse against BWE by reason thereof, and Distributor shall indemnify BWE and hold BWE harmless from and against any claims made by any such Subdistributors by reasons of such termination.

          3. Without limiting the foregoing, it is understood and agreed by the parties hereto that BWE has no privity of contract with any Subdistributor and that there shall be no contractual relationship with any Subdistributor which has any binding effect or obligation upon BWE. Distributor shall reimburse BWE for any costs incurred by BWE (including attorneys' fees) in the course of any dealings that BWE has with a Subdistributor appointed by Distributor, including to effect a termination of Subdistributor's activities in the Territory in accordance with subparagraphs 1(C.)(i.) or 1(C.)(ii) above.

          II.  Term.
               ----

          The term of this Agreement shall commence on October 1, 1996 and shall continue for a period of fifteen (15) years, subject to earlier termination as provided herein.

          III.  Terms of Sale.
                -------------

          A. BWE shall have the absolute right to establish the price at which it will sell its Brands and other products to Distributor. BWE shall give Distributor no less than thirty (30) days advance written notice of any change in BWE's price(s) for any of the Brands. The price in effect at the time an order is shipped to Distributor shall determine Distributor's purchase price.

          B. Payment for each order shipped to Distributor must be made within thirty (30) days from date of invoice. All invoices shall be sent (and dated) no later than the business day following the shipment date. Payment not received by BWE within such period shall bear interest at the lesser of 1. the highest lawful rate or 2. eighteen percent (18%) per annum.

          C. All BWE's prices are based on full truckload quantities, minimum 1,200 cases per shipment, delivered to Distributor's warehouses or to chain warehouses or, for imported Brands shipped on a direct import basis, FOB the foreign winery or warehouse. For domestic shipments, title and risk of loss shall pass to Distributor when the Brands are delivered to Distributor's warehouse, designated carrier or to chain warehouses; for import shipments, title and risk of loss shall pass to Distributor when the Brands are delivered to the carrier for shipment to Distributor.

          D. In addition, commencing as of the effective date hereof and continuing for the first five (5) years of this Agreement, Distributor shall pay to BWE *** for each case of the Brands sold by the Distributor in the Territory (the "Depletion Payment"). The Depletion Payment shall be made quarterly within thirty (30) days of Distributor's receipt of an invoice from BWE. Payment not received by BWE within such period shall bear interest at the lesser of 1. the highest lawful rate or 2. eighteen percent (18%) per annum. Distributor shall provide BWE with depletion reports and shall allow audits as set forth on Exhibit D attached hereto and incorporated herein.

          E. BWE shall pay Distributor's invoices for promotions, samples, display installations and the like within thirty (30) days of the date of Distributors invoices, provided Distributor's invoices are promptly sent to BWE. Payment, or credit, not received by Distributor within such period shall bear interest at the lesser of 1. the highest lawful rate or 2. eighteen percent per annum.


*** [CONFIDENTIAL MATERIAL REDACTED AND FILED SEPARATELY WITH THE COMMISSION.]

          IV.  Performance Standards.
               --------------------

          A.  BWE agrees:

          1. To supply Distributor with the Brands in such quantities as may be reasonably necessary to meet Distributor's requirements, provided, however, that BWE may discontinue the sale of any of the Brands except Beringer or Meridian Vineyards in the Territory or in any portion of the Territory at its sole discretion. In the event BWE discontinues the sale of any or all of the Brands in the Territory or in any portion of the Territory, BWE shall have no liability of any kind or nature to Distributor. If any of the Brands are in limited supply, or their availability is otherwise restricted, BWE shall have the right, in its sole discretion, to allocate such Brands between Distributor and other purchasers of the Brands.

          2. To develop and offer promotional programs for use by Distributor where legal and considered appropriate by BWE in BWE's sole discretion.

          3. To supply Distributor with point-of-sale and/or promotional material where legal and considered appropriate by BWE in BWE's sole discretion.

          4. To produce, bottle and package and label the Brands in accordance with the applicable laws, regulations and standards of the Federal government and of the Territory. BWE agrees to use its best efforts to ensure that the Brands shipped to Distributor do not include old or unsalable wines, and that BWE shall attempt to maintain an adequate inventory of each of the Brands to allow Distributor to meet its sales requirements.

          B. Distributor agrees:

          1. To maintain the financial and competitive capability to efficiently and effectively distribute the Brands .

          2. To maintain the quality and integrity of the Brands in a manner set forth by BWE.

          3. To exert its best efforts to sell the Brands.

          4. To merchandise the Brands in retail stores as agreed between Distributor and BWE.

          5. To give BWE not less than thirty (30) days prior written notice of any material change in ownership, management or control.

          6. To adhere to the performance standards set forth in Exhibit D attached hereto and incorporated herein.

          C. Subject to the provisions of the last sentence of Section 5B(ii)(b) below, during each calendar year, Distributor shall be required to make purchases of nine (9) liter cases of the Brands, in the aggregate, equal to or greater than, seventy percent (70%) of its nine (9) liter case purchases of the Brands for the immediately preceding calendar year (the "Purchase Requirements").

          D. Subject to the provisions of the last sentence of Section 5B(ii)(c) below, Distributor shall be required to increase and/or maintain sales of the Brands in the Territory from year to year such that the sales increase for the Brands, (by varietal) from year to year, are comparable to (or better than) the sales increase from year to year of other premium 750 ml wine brands competing in BWE's price categories (including but not limited to the Robert Mondavi, Stimson Lane and the Wine Alliance portfolios) (the "Marketing Requirements"). Notwithstanding the preceding to the contrary, there should be no breach to the Marketing Requirements in the event BWE fails to carry out the notice provisions set forth in Section 5B(ii)(c) below.

          V.  Termination.
              -----------

          A. Termination by Distributor.

          Distributor shall have the right, at its option, to terminate this Agreement, without cause, immediately by giving written notice of termination to BWE upon the happening of any of the following events: a. the commencement of any action in Bankruptcy Court connected with the dissolution, insolvency or liquidation of BWE; b. or the filing of a voluntary petition in bankruptcy or the filing of a petition to have BWE declared bankrupt or insolvent which action or petition is not removed within sixty (60) days; c. the execution by BWE of an assignment for the benefit of creditors; d. change in ownership or control of BWE such that the owners of the voting securities of BWE on the date hereof at any time own less than 51% of BWE's aggregate voting securities or there is a change in the person(s) or entity having the ability (whether or not exerted) to direct or substantially influence the business or affairs of BWE regardless of the actual percentage ownership in BWE.

          B. Termination by BWE.

          1. Termination with Cause; No Opportunity to Cure BWE shall have the right, at its option, to terminate this Agreement immediately by giving written notice of termination to Distributor upon the happening of any of the following events: a. the commencement of any action in bankruptcy court connected with the dissolution, insolvency or liquidation of Distributor or the filing of a voluntary petition in bankruptcy or the filing of a petition to have Distributor declared bankrupt or insolvent which action or petition is not vacated within sixty (60) days;

b. the execution by Distributor of an assignment for the benefit of creditors; and c. change in ownership or control of Distributor such that owners of the voting securities of Distributor at the time of execution of this Agreement at any time own less than 51% of Distributor's aggregate voting securities or there is a change in the person(s) or entity having the ability (whether or not exerted) to direct or substantially influence the business or affairs of the Distributor regardless of the actual percentage ownership in Distributor and (d) the revocation or suspension such that Distributor is unable to sell the Brands for more than fourteen (14) days of a license or permit to operate that Distributor is required to maintain by either the State or Federal government.

          2. Termination with Cause; Opportunity to Cure

          a. In the event Distributor shall fail to make any monetary payment when due hereunder, BWE may, at any time thereafter, give a written warning notice to Distributor that BWE intends to terminate this Agreement by reason of Distributor's failure to pay. Distributor shall then have fifteen (15) days following delivery of such notice within which to make all monetary payments due hereunder or to assert a bona fide claim that payment is not due. If Distributor fails to make all payments or assert a bona fide claim within such fifteen (15) day period, BWE may terminate this Agreement immediately upon written notice to Distributor. If Distributor asserts a bona fide claim that payment is not due, the parties shall begin diligently to resolve the claim within forty five (45) days following delivery of BWE's written notice of its failure to pay. Distributor acknowledges that the fifteen (15) day cure period does not entitle Distributor to delay payments when due hereunder, and Distributor agrees that its unreasonable repeated delay shall entitle BWE unilaterally to change the payment terms set forth in Paragraph 3(B) above.

          b. In the event Distributor fails to meet its annual Purchase Requirements as set forth in Paragraph 4(C.) above, BWE shall have the right, at its option, to terminate this Agreement effective as of the last day of the calendar year with respect to which the breach exists. BWE shall provide Distributor with written notice on or before October 1 of the calendar year for which the breach exists of BWE's intent to terminate; provided, however, that BWE shall only be required to provide such written notice to Distributor if it is reasonably apparent from Distributor's purchasing trends that Distributor will likely not meet its Purchase Requirements for the calendar year. The provisions of this subparagraph 5(B)(ii)(b) shall not be effective if Distributor's failure to meet its Purchase Requirements is the result of an inadequate supply of the Brands by BWE or an unforeseeable event beyond Distributor's control, such as a product recall or a significant excise tax increase, which is unrelated to Distributor's own performance activities.

          c. In the event Distributor fails to meet its Marketing Requirements as set forth in Paragraph 4(D) above for two (2) consecutive calendar years, BWE shall have the right, at its option, to terminate this Agreement effective as of the last day of the second consecutive calendar year with respect to which the breach exists, unless, within thirty (30) days following the end of the second consecutive year, Distributor shall submit to BWE a written plan to assure future compliance with the Marketing Requirements and Distributor shall have diligently implemented the plan of correction within thirty (30) days following submission of such plan. Notwithstanding anything else contained herein to the contrary, Distributor shall not submit a plan that does not make a good faith attempt to assure future compliance. BWE shall provide Distributor with written notice no less than one hundred twenty (120) days prior to the end of the second consecutive year for which the breach exists of BWE's intent to terminate.

          d. In the event Distributor (x) fails actively and competitively to sell and promote the Brands, taking into consideration, inter alia, Distributor's pricing, and the level of promotion, marketing, staffing and warehousing Distributor commits to Brands or (y) otherwise materially breaches the provisions of this Agreement, BWE may, at any time thereafter, give a written warning notice to Distributor that BWE intends to terminate this Agreement for cause. Such notice shall state the nature of Distributor's non-compliance. Distributor shall then have sixty (60) days following delivery of such notice within which to submit to BWE a written plan approved by BWE, which approval shall not be unreasonably withheld, to assure future compliance with this Agreement and an additional thirty (30) days to implement such plan of correction. If Distributor fails to cure on a timely basis, BWE may terminate this Agreement immediately upon written notice.

          3. Termination Without Cause.

          On or after the fifth anniversary of this Agreement, BWE shall have the right unilaterally to terminate this Agreement for any reason or for no reason, i.e., without the requirement of any failure by Distributor to comply with the provisions hereof (the "No Cause Termination") in accordance with the following:

          a. BWE shall initiate termination hereunder by giving Distributor ninety (90) days prior written notice; provided, however, that for a No Cause Termination on the fifth anniversary, BWE shall give Distributor at least six
(6) months prior written notice (the "No Cause Notice"). Upon (x) expiration of the No Cause Notice Period, (y) and the execution of a general release of all claims, of whatever nature, which Distributor may have against BWE and (z) Distributor's compliance with the provisions of Section 5(D), BWE shall pay Distributor twice Distributor's pre-tax net income attributable to the sale of the Brands in the Territory for Distributor's most recently completed fiscal year (the "No Cause Payment"). "Pre-tax net income" shall mean the proceeds realized from the sale of the Brands during Distributor's most recently completed fiscal year, less all direct and indirect costs and expenses (including depreciation computed on a straight-line basis, but excluding taxes based on or measured by income and non-recurring or extraordinary charges or credits) incurred in the purchase, storage, sale and delivery of such products. This amount shall be determined in accordance with generally accepted accounting principles and practices and paid as set forth in subsection 5(D)(iii), below. In the event Distributor has a bona fide claim against BWE and is unwilling to provide a general release of all claims as provided in (y), above, the parties agree to each deposit the disputed amount into an interest bearing escrow account and submit the dispute to immediate arbitration by an independent accounting firm as provided in subsections c and d of this section. The decision by the arbitrator shall be final and binding and the prevailing party shall be entitled to receive its funds and those contributed by the non-prevailing party, plus applicable interest. The non-prevailing party shall pay the costs of the independent accounting firm. Thereafter Distributor shall execute the general release of all claims against BWE and BWE shall make the No Cause Payment.

          b. At least ten (10) days prior to the effective date of the No Cause Termination, the Distributor shall provide BWE with its determination of the No Cause Payment together with a report setting forth the financial information used to make such determination. At BWE's request, Distributor will provide BWE with full and complete access to such of the records of the Distributor as may be necessary in order for BWE to verify the amount of the No Cause Payment. BWE's obligation to make the No Cause Payment hereunder shall be specifically subject to its having had sufficient access to Distributor's records in order to verify the amount of such No Cause Payment.

          c. In the event BWE does not agree with Distributor's determination of the No Cause Payment, BWE will provide Distributor with notice stating the alleged errors in Distributor's determination of the No Cause Payment (the "Dispute Notice"). If Distributor and BWE are unable to resolve any differences with respect to the No Cause Payment within ten (10) days of the Dispute Notice, then the respective accountants of Distributor and BWE shall jointly select and retain an independent accounting firm (the "Independent Firm") for the purpose of resolving the issues specified in the Dispute Notice. The parties agree that the purpose of the retention of the Independent Firm shall be limited to resolving the issues presented in the Dispute Notice. Distributor shall promptly comply with all requests by the Independent Firm for information, papers, books, records and the like. All decisions of the No Cause Payment shall be final and binding on Distributor and BWE. Notwithstanding the retention of an Independent Firm, the No Cause Termination shall be effective upon the expiration of the

No Cause Notice period and Distributor shall comply with all of its obligations set forth in Section 5(D) and subparagraph 5(b)(1) hereof. The No Cause Payment, subject to any rights of set-off BWE may have, shall be paid to Distributor within five (5) days of the determination by the Independent Firm, but in no event prior to the effective date of termination or prior to the satisfaction of any obligations Distributor may have hereunder.

          d. All fees, costs, disbursements and other expenses of the Independent Firm associated with the performance of its functions pursuant to this subsection 5(B)(iii) shall be paid fifty percent (50%) by Distributor and fifty percent (50%) by BWE.

          C. It is specifically agreed that except for the No Cause Payment set forth in subsection 5(B)(iii)(a) above, Distributor shall not be entitled to any payment upon the termination or expiration of this Agreement except for those sums owed to Distributor by BWE for ordinary and customary trade promotions and activities as set forth in subsection 5(D)(iii), below.

          D. Post-Termination Provisions

          1. BWE shall have an obligation within ten (10) days following the effective date of the termination to buy, and Distributor hereby agrees to sell to BWE, any or all of Distributor's inventory of the Brands, to the extent such inventory is in factory-sealed carton(s) and was purchased by Distributor from BWE within the preceding twelve (12) month period, at a price equal to Distributor's laid-in cost plus not more than one dollar ($1.00) per case for handling.

          2. Upon the expiration or termination of this Agreement for any reason, Distributor shall, at BWE's request, immediately destroy products of the Brands in Distributor's warehouses which are deemed unsalable in BWE's sole discretion, and, provided Distributor has not previously received credit for the unsalable products and the unsalable products were purchased by Distributor within the preceding twelve (12) month period, BWE shall pay for the unsalable wines, at laid-in-cost, as set forth in Section 5(D)(iii), below.

          3. Upon the expiration or termination of this Agreement for any reason all rights and obligations of the parties hereunder shall cease and terminate, provided, however, that: a. any amounts owed by Distributor to BWE shall be due and payable within ten (10) days following the expiration or termination date, and b. any amounts owed by BWE to Distributor shall be due and payable within ten (10) days following the expiration or termination date, including a refund of any sums paid by Distributor for advertising or promotional programs for or on behalf of BWE or the Brands, (which sums were specifically approved in advance by BWE in writing) except for routine trade credits for samples, wine lists, freight allowances and display installation activity, for which no pre-approval has been typically required and which are in historically reasonable amounts, provided Distributor furnishes evidence satisfactory to BWE that such sums were paid by Distributor, and subject to Distributor's obligation to make every good faith attempt to terminate any such programs scheduled to occur following the effective date of expiration or termination, without cost to Distributor or BWE (it is expressly agreed that BWE shall not be liable to Distributor under this subsection for programs which include payments to Distributor's sales or merchandising personnel for business which occurs after the date of expiration or termination of this Agreement) and (c) the obligations of Distributor under this Section 5(D) shall not terminate and shall survive the termination of this Agreement. Notwithstanding anything contained herein or elsewhere to the contrary, each party shall have the unlimited right to set off and apply any and all amounts owed to it by the other party for any reason whatsoever against any of that party's obligations to the other party hereunder, including by reason of the termination of this Agreement.

          4. Upon the expiration or termination of this Agreement for any reason, Distributor shall promptly deliver, at BWE's expense, to BWE all signs, displays, cards and other advertising and promotional materials, bearing any reference to the Brands, then in Distributor's possession and will, at Distributor's expense, remove, within thirty (30) days, BWE's trade names, trademarks, labels, or other insignia from Distributor's buildings, trucks, employee uniforms, stationery and other property.

          5. Upon the expiration or termination of this Agreement for any reason, Distributor will refrain, and will cause its employees to refrain from removing, defacing or tampering with any of BWE's advertising or promotional material on any retail premises or elsewhere, and from making disparaging remarks about BWE, its products (including the Brands), or employees, however, Distributor's employees may engage in competitive puffery with regard to the quality of Distributor's then current brands as compared to BWE's brands.

          VI.  Trademarks.
               ----------

          A. Distributor acknowledges the proprietary nature and exclusivity of BWE's rights in the trademarks, trade dress, trade names, service marks, copyrights, labels, logos and the like (hereinafter collectively referred to as the "Trademark") associated with the Brands. Distributor acknowledges that it has no right, title or interest in the Trademark; and that Distributor is granted only a limited, nonassignable, nontransferable right to use the Trademark solely in distributing, advertising and promoting the Brands in strict accordance with the permission granted by BWE hereunder.

          B. Distributor shall not without the prior written consent of BWE:

          1. Alter the labeling or packaging of any of the Brands displaying the Trademark from the form of labeling or packaging approved by BWE;

          2. Alter, deface or remove in any manner any reference to BWE or the Trademark associated with the Brands or the labeling or packaging;

          3. Use any advertising or promotional materials in association with the Brands unless the same has been previously approved in writing by BWE.

          C. Distributor shall not take any action which may in any way impair, dilute or undermine the validity or enforceability of the Trademark.
Distributor shall not during the term of this Agreement or thereafter, adopt, use or register the Trademark or any word, name, symbol or combination thereof which is similar to the Trademark.

          D. Distributor shall use its best efforts to notify BWE of any apparently unauthorized use by any person of the Trademark in the Territory, and Distributor will at the request of BWE assist BWE in taking all steps to defend the rights of BWE, including the institution (at BWE's cost and expense) of any actions which BWE in its sole discretion may deem advisable or necessary for the protection of its rights in and to the Trademark.

          VII.  Partial Invalidity.
                ------------------

          In the event any of the terms and provisions of this Agreement are in violation of or prohibited by any applicable law or regulation, such terms and provisions shall be deemed to have been amended or deleted to conform to such law or regulation without invalidating any other provision of this Agreement. The invalidity of any one or more words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, then, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections, had not been inserted.

          VIII.  Force Majeure.
                 -------------

          If either party is prevented from performing any of its obligations (except for payment of invoices when due) by any occurrence beyond its control, including fire, flood, earthquake, war, insurrection, riot, governmental regulations, raw material shortage, strikes, or unavailability of common carriers or similar circumstances or events, then the first party shall be excused of performance as long as the occurrence exists.

          IX.  Governing Law.
               -------------

          This Agreement is to be governed and construed according to the laws of the State of California; provided, however, that this Agreement shall be subject to the alcoholic beverage control laws and regulations of the United States and the State of California. The parties expressly and irrevocably consent to the jurisdiction of the federal courts located in San Francisco, California.

          X.  Assignment of Agreement.
              -----------------------

          This Agreement shall be binding on the successors and permitted assigns of both parties. This Agreement may not be assigned without the prior written consent of the other party; provided, that such consent will not be unreasonably withheld and either party may assign this Agreement to a wholly owned subsidiary. In no event will any assignment be made if the assignment will
a. as to BWE, negatively impact the supply and quality of the Brands to be provided pursuant to this Agreement, or b. as to Distributor, negatively affect its ability to distribute and pay for the Brands.

          XI.  Waivers.
               -------

          No failure or omission by either party to insist upon or enforce any of the terms hereof shall be deemed a waiver of such term unless such failure or omission is accompanied by the execution of a written waiver signed by the waiving party. The waiver of a particular term of this Agreement or default hereunder shall not be deemed a waiver of any other term or default or of the same term or default at another time.

          XII. Indemnification: AttorneY's Fees, Costs and Disbursements.
               ---------------------------------------------------------

          A. BWE, and its successors and assigns, shall jointly and severally defend, indemnify and hold Distributor, its directors, officers and employees, harmless from and against any and all costs and liabilities, including but not limited to reasonable attorneys fees, and other expenses which Distributor may sustain or incur as a result of an Appointment Claim, as herewith defined. In the event an Appointment Claim shall be brought against Distributor, BWE, upon notice from Distributor, shall defend the same at BWE's expense, by counsel approved in writing by Distributor. Distributor shall make available to BWE all relevant information material to an Appointment Claim hereunder. For the purposes hereof, an "Appointment Claim" shall be a claim asserted by a person who is a distributor (or an officer, director or owner of distributor) of the Brands in the Territory on the date hereof that is based solely upon the mere fact of Distributor's appointment and/or status as a distributor (i.e. not upon acts or omissions of the Distributor).

     B. Each party, and each party's successors and assigns, shall jointly and severally defend, indemnify and hold each the other party and the other party's directors, officers, and employees harmless from and against any and all costs and liabilities, including but not limited to reasonable attorneys' fees and other expenses which the other party may sustain or incur as a result of a claim asserted by any person or entity that is based on a. the negligence or misconduct of the indemnifying party in the manufacture, sale or delivery of the Brands or b. otherwise by virtue of a violation of the indemnifying party's obligations under this Agreement; provided that the foregoing subsection (a) shall not in any fashion change or expand the respective rights and obligations of the parties specifically set forth elsewhere herein.

     C. If any action at law or equity, including any action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and disbursements, which may be set by the court in the same action or in a separate action brought for that purpose, in addition to any other relief to which it might be entitled. As used herein, "the prevailing party" means the party in whose favor final judgment is rendered by the court.

     D. During the term of this Agreement, both parties shall maintain in full force and effect general liability insurance (with BWE's coverage to include product hazard coverage) in respect of the purchase and resale of the Brands by Distributor and its customers in an amount not less than $5,000,000 for a single act or occurrence. Such insurance shall also list the other party as an additional named insured and shall also contain a broad form in its endorsement for the providing that the other party shall be notified in writing of any cancellation or non-renewal, not less than thirty days in advance by the insurer. Each party shall cause its insurer, on an annual basis, to send to the other party, certificates confirming such coverage.

     E. BWE represents that all the Products supplied to Distributor hereunder shall be merchantable and shall be packaged and labeled in conformity with federal, state and local laws and regulations. Distributor represents that all the Products sold by Distributor hereunder shall be sold and distributed in conformity with federal, state and local laws and regulations. Each party agrees to promptly reimburse the other party, and hold such other party harmless, in the event such other party incurs any costs in connection with a breach of the first party's warranty. Each party shall notify the other party immediately upon receiving any notice that a products liability claim is made against the Brands in the Territory.

          XIII.  Additional Distribution Consideration
                 -------------------------------------

          In the event Distributor distributes in territories other than it is currently distributing, or in the event BWE has the right to appoint a new wholesale distributor in other territories, BWE will give reasonable consideration, but shall not be obligated, to appointing Distributor as the wholesale distributor in such territories.

          XIV. Nature of Agreement.
               -------------------

          The parties acknowledge that their relationship under this Agreement is that of supplier and wholesaler and not that of principal and agent or franchiser and franchisee, and that neither party shall have any right or authority to bind the other party in any manner. Distributor is not affiliated with BWE in any manner.

          XV.  Notices.
               -------

          Any notice required to be given by either party to the other party in connection with this Agreement shall be in writing and shall be delivered personally, or sent by overnight courier service, telex, telefax or by certified mail, return receipt requested, to the address or telefax number set forth below (until such time as the address shown shall have been changed by written notice as provided herein):

          If to BWE:

          Beringer Wine Estates Company
          1000 Pratt Avenue
          St. Helena, California 94574
          Phone: (707) 963-7115
          Fax: (707) 967-9185
          Attention: Vice President, General Counsel

          If to Distributor:

          Southern Wine & Spirits of America, Inc.
          1600 N.W. 163rd Street
          Miami, Florida 33169
          Fax: (305) 625-2674
          Attn. Wayne E. Chaplin

          Notices shall be effective upon the earlier of the date of delivery or rejection of such notice, or the date five (5) days after the same was mailed or otherwise dispatched.

          XVI.  Confidentiality.
                ---------------

          Each party shall keep the terms of this Agreement strictly confidential. Each party may only disclose the terms of this Agreement to its respective employees and representatives which require such information by the nature of their responsibilities, or to government agencies which have through judicial process required any such information.

          XVII. Entire Agreement.
                ----------------

          This Agreement and the exhibits hereto constitute the entire agreement between the parties and supersedes all prior and contemporaneous agreements, representations and understandings of the parties whether oral or written. This Agreement shall not be modified or amended except by written agreement signed by the parties hereto.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

BWE:                                   DISTRIBUTOR:

BERINGER WINE ESTATES                  SOUTHERN WINE & SPIRITS OF
COMPANY                                AMERICA, INC.

/s/ Walter T. Klenz                    /s/ Wayne E. Chaplin
- -------------------                    --------------------
By   Walter T. Klenz                   By   Wayne E. Chaplin
     President & CEO                        President & CEO

                                   EXHIBIT A
                               LISTING OF BRANDS
                        TO BE DISTRIBUTED BY DISTRIBUTOR


Beringer

Napa Ridge

Chateau Souverain

Meridian Vineyards

Chateau St. Jean

Stags' Leap Winery Campanile

Travaglini

Gabbiano

Cune

Vina Tarapaca

Such other brands that BWE owns or represents during the term of this Agreement, unless (i) BWE is restricted from appointing Distributor as a wholesale distributor of such brands because of applicable franchise laws or regulations, or (ii) BWE is prevented from appointing Distributor because of a contract entered into by a prior brand owner or representative which cannot be terminated by BWE without cost to BWE.

                                   EXHIBIT B

                                   TERRITORY

                            The State of California

                                   EXHIBIT C

                            NON-EXCLUSIVE TERRITORY


     The Mammoth Lakes, Bishop and Death Valley marketing areas in California.

                                   EXHIBIT D

                             PERFORMANCE STANDARDS


     1. Distributor agrees to use its best efforts to insure that its Brand inventory and the Brand inventories of its customers do not include old or unsalable wines.

     2. BWE will provide Distributor with credit for any products of the Brands which are unsalable in an amount equal to the purchase price of such products; provided however that BWE shall not be required to provide credit for any products which were shipped to Distributor more than twelve (12) months prior to the date on which a request for credit is made.

     3. Distributor will use its best reasonable efforts to remove from Distributor's warehouse and from all on-sale and off-sale retail accounts in the Territory and destroy, at Distributor's expense, all products of any of the Brands which are deemed unsalable by BWE, including, but not limited to, product which has been adulterated or rendered unfit for human consumption and unsightly product. Distributor agrees to notify BWE of its inventory of unsalable Brand products and, at the request of BWE, to hold such Brand inventories until the next visit of BWE's sales representative to Distributor's warehouse, at which time BWE's representative shall have the opportunity to verify the condition and quantity of the unsalable products of the Brands and thereafter, upon BWE's determination of unsalability, Distributor shall promptly destroy such unsalable products of the Brands.

     4. Distributor shall not sell or otherwise dispose of unsalable product to any insurer, carrier or salvage company except in accordance with the prior written instructions from BWE.

     5. Distributor shall properly handle the Brands, maintain adequate, temperature controlled warehouse facilities for its inventory of the Brands and rotate the Brand inventory on a first in, first out basis.

     6. Distributor shall provide BWE on an annual basis financial information, including income statement and balance sheet, and such additional financial information as may from time to time be reasonably requested by BWE in writing. Distributor shall provide BWE with monthly depletion reports of its sales of the Brands in the form prescribed by BWE no later than fifteen (15) days after the end of each month, which reports shall set forth Distributor's prior month's sales of the Brands.

     7. Distributor shall maintain an adequate inventory of each of the Brands.

     8. Distributor shall maintain an adequate and trained wine sales force in order to effectively represent and promote sales of the Brands in the Territory.

     9. Distributor shall cooperate with BWE in its sales, promotional, marketing and merchandising programs for the Brands.

     10. Upon receipt of reasonable notice, distributor shall cooperate with BWE in the conduct of any audit necessary to verify Distributor's performance in any program calling for the reimbursement or credit to Distributor by BWE. Distributor shall permit BWE representatives to take a physical inventory of the Brands and to inspect Distributor's inventory of the Brands upon reasonable notice. Distributor shall also permit BWE's representative to inspect and verify all Distributor's sales records of the Brands upon reasonable notice.

     11. During the term of this Agreement and after receipt of notice of any termination as provided herein, Distributor will do nothing to impair or diminish the goodwill or business of BWE or any of the Brands, however, Distributor's employees may engage in competitive puffery with regard to the quality of Distributor's then current brands as compared to BWE's brands.

     12. Each party shall comply with all Federal and California laws which govern the marketing and distribution of wines. Distributor shall assist BWE in assuring the compliance of BWE's promotional programs, including point-of-sale materials, with the Federal and California laws and regulations. BWE shall assist Distributor in assuring compliance of BWE's promotional programs, including point-of sale materials, with Federal and California laws and regulations.